EXHIBIT 99.1
NEWS RELEASE
RANGE RECORDS 15TH CONSECUTIVE QUARTER OF PRODUCTION GROWTH
FORT WORTH, TEXAS, OCTOBER 17, 2006...RANGE RESOURCES CORPORATION (NYSE: RRC) today provided an operations update. Third quarter 2006 production volumes averaged 289 Mmcfe per day, a 19% increase over the prior-year period. This represents the highest quarterly production in Range’s history. The increase is attributable to the success of the Company’s multi-year drilling program and its complementary acquisitions. Range has now recorded 15 consecutive quarters of sequential production growth.
Operationally, the Company’s drilling program continues to make solid progress with 37 rigs currently running. For the year, 1,003 gross (771 net) wells and 87 (59 net) recompletions are planned. Third quarter development and exploration expenditures of $185 million funded the drilling of 281 (194 net) wells and 17 (12 net) recompletions. For the first nine months of the year, Range has drilled 760 (540 net) wells and recompleted 59 (47 net) others. A 99% success rate was achieved. For the year, capital expenditures are estimated to total $588 million. For the third quarter, the Company expects to recognize exploration expense of approximately $17.7 million, including $7.2 million of seismic expenditures.
During the third quarter, Range’s Appalachian division drilled 192 (124 net) wells in its shallow, low-risk coal bed methane, shale and tight sand properties. Currently the division has 14 drilling rigs operating in various project areas. Year-to-date, the division has drilled 562 (375 net) wells of the 721 (537 net) wells planned for 2006. Highlights for the division include continued expansion of the Nora and Haysi coal bed methane fields where production has nearly doubled to 25 Mmcfe per day currently. Roughly 2,700 locations remain in the project area under current 60 acre spacing. Three wells of a 20-well infill pilot to test 30-acre downspacing have been drilled. The remaining 17 downspaced wells are expected to be drilled before year-end. If successful, continued downspacing could essentially double the number of remaining coal bed methane locations in the field. In addition, a five-well CBM pilot in the Company’s 77,000 acre Widen field in West Virginia is undergoing production testing. Another 10-well program is planned for early 2007 to continue CBM drilling and test deeper tight gas targets.
The Company continues to develop its Appalachian Basin shale gas plays. More than 314,000 net acres have been acquired to date in identified shale gas projects located primarily in Pennsylvania. In southwestern Pennsylvania, the Company has drilled 11 vertical and three horizontal shale wells to date. Four of the vertical wells have been completed and are online and producing favorably with estimated reserve potential of 0.6 Bcf to 1.0 Bcf per well. The fourth vertical well was recently brought online at a peak rate of 1.2 Mmcfe per day, which is higher than the comparable rates for the first three wells. Later this month, three more vertical wells are expected to be placed online. By year-end, Range anticipates having 10 vertical wells and two horizontal wells online. Plans are being finalized to significantly expand the shale gas development program in 2007 with 60 vertical wells and up to four horizontal wells budgeted. In addition, the Company will drill three or four shale tests during the fourth quarter of 2006 in two new project areas in central Pennsylvania and in the 77,000-acre Widen field in West Virginia. In the division’s Trenton Black River play, drilling has been completed on the Starvaggi Unit #1, (50% WI) a 12,000-foot deep test in Washington County, Pennsylvania. Production casing has been set with testing to commence in late fourth quarter. Fortuna Energy, a wholly owned subsidiary of Talisman Energy, Inc., is the operator of the well.
The Permian division drilled 58 wells in the third quarter. Range currently owns 56,000 (49,000 net) acres in the Fort Worth Basin Barnett shale play where five rigs are currently working with a sixth being added by year-end. Since announcing the Stroud acquisition in early May, Barnett production has increased from approximately 16 Mmcfe per day to almost 30 Mmcfe per day currently. We recently finished shooting 3-D seismic in Ellis County and should have the data processed in six to eight weeks. Plans are to spud the first well on this acreage in December. Range has also completed shooting a 3-D in Reeves and Culberson counties in West Texas and anticipates spudding its first well in early 2007. In the West Fuhrman-Mascho Unit in West Texas, 18 wells were drilled in the quarter, and we continue to test the five-acre infills. We have drilled six wells on five-acre spacing and have completed five of them with an average per well production rate of 122 barrels of oil per day, which is comparable to the 10-acre wells. At Val Verde and Conger in West Texas, eight wells were drilled. With continued successful drilling, Conger remains the Company’s highest producing field. In East Texas, Range drilled four wells in the Rusk and Harrison County areas. These wells had combined initial rates of 5.6 (3.3 net) Mmcfe per day. In Tyler County, Range is currently completing a dual lateral Chalk well and has two wells drilling. The Eunice field in New Mexico reached a new high with production of 20 Mmcfe per day with the drilling of 10 wells. Since Range initiated drilling in the summer of 2005, production at Eunice has almost tripled.
Range’s Midcontinent division drilled 25 (15.3 net) wells during the quarter. The division completed 28 (18.2 net) wells during the first three quarters of 2006 in its Tonkawa project in northern Oklahoma with a 100% success rate. Production in this area has grown to 7.4 (3.6 net) Mmcfe per day and more than 400 shallow undeveloped locations have been identified on existing leasehold. The division plans to expand to a four-rig program in this play by mid-2007. In the deep Anadarko basin of southwestern Oklahoma, the Company’s initial exploratory test (16% working interest) has been completed in the Springer with production anticipated to commence later this month. Range’s second well in the play (70% working interest) recently reached total depth. This well is scheduled to be completed in the Springer and commence production during the fourth quarter. The Company has two additional deep Springer wells currently drilling in the play. Each of these wells has the potential to come online in excess of 10 Mmcfe per day. Development also continues at Watonga-Chickasha where Range completed 6 (4.0 net) wells during the quarter, achieving a 100% success rate. Five of the wells have been placed on production at 8.1 (3.2 net) Mmcfe per day. The sixth well is awaiting pipeline connection.
In the third quarter, the Gulf Coast Division drilled the Company’s first test well in northern Louisiana. The Weyerhaeuser 27 #1 reached a total depth of 12,523 feet in Lincoln Parish, encountering several prospective gas zones in the upper and lower Cotton Valley formation. Production testing on this well will commence shortly. A second test, the Weyerhaeuser 8 #1, has recently spud. Range has a 70% working interest in both prospects and holds over 6,000 gross acres in the play. In Mississippi, the 22,100 foot, high-potential Norphlet well remains on target to reach total depth in the fourth quarter. Offshore, the West Cameron 193 #1 (27% working interest) reached a total depth of 13,000 feet, encountering 52 feet of gas in the single objective. Production should commence in first quarter 2007 at a rate of 15 (3.4 net) Mmcfe per day. At West Cameron 295, the #4 well, which is currently being sidetracked, should be completed by early next year adding an additional 15 (1.8 net) Mmcfe per day of production.
Commenting on the announcement, John Pinkerton, Range’s President and CEO, said, “The 19% increase in third quarter production reflects excellent drilling results from our large, multi-year inventory of projects coupled with the Stroud acquisition. Achieving 15 consecutive quarters of sequential production growth is a testimony to the quality and diligence of our technical teams. We remain focused on our strategy of methodically growing production and reserves at a “top-quartile” cost structure. With nearly 70% of our anticipated 2007 and 2008 natural gas production hedged at a floor price averaging $8.50 per mcf, we are in an excellent position to continue to post record financial results for the foreseeable future. Lastly, we are seeing encouraging results from several of our emerging plays. These plays provide tremendous potential value.”

RANGE RESOURCES CORPORATION (NYSE: RRC) is an independent oil and gas company operating in the Southwestern, Appalachian and Gulf Coast regions of the United States.
Except for historical information, statements made in this release, including those relating to anticipated production, capital expenditures, the number of wells to be drilled and anticipated financial results are forward-looking statements as defined by the Securities and Exchange Commission and subject to audit. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the volatility of oil and gas prices, the costs and results of drilling and operations, the timing of production, mechanical and other inherent risks associated with oil and gas production, weather, the availability of drilling equipment, changes in interest rates, litigation, uncertainties about reserve estimates, and environmental risks. The Company undertakes no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in the Company’s filings with the Securities and Exchange Commission, which are incorporated by reference.
2006-21

Contact:	Rodney Waller, Senior Vice President
David Amend, IR Manager
Karen Giles
(817) 870-2601
www.rangeresources.com

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